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                                                                    EXHIBIT 10.2

                              FIRST AMENDMENT TO
                             EMPLOYMENT AGREEMENT


     This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") amends and extends, as of May 19, 1999, the employment agreement ("Employment Agreement") entered into between Neil R. Young (the "Executive") and Grubb & Ellis Company, a Delaware corporation (the "Company") as of February 22, 1996.

     1. All capitalized terms in this Amendment which have not been defined herein shall have the meanings set forth in the Employment Agreement.

     2. Pursuant to Paragraph 2 of the Employment Agreement, the Executive has elected and the Company has accepted the election of the Executive to extend the Period of Contract Employment from June 30, 1999 to June 30, 2000 (the "Contract Extension Period").

     3. The Executive's Base Salary during the Contract Extension Period shall be $450,000.

     4. For the Contract Extension Period, the Executive shall be eligible for Bonus Compensation of up to 100% of his Base Salary, and shall be paid minimum Bonus Compensation of $200,000. The Executive's Bonus Compensation for the Contract Extension Period ("Year 2000 Bonus") shall be based entirely on the financial performance of the Company for the Contract Extension Period against the Board-approved budget and financial goals of the Company, comprised one-third of EBITDA Margin goal achievement, one-third of net income goal achievement, and one-third of revenue goal achievement. The following additional terms apply to earning the Year 2000 Bonus: a) financial results are determined after bonus payments for all Company officers and managers are taken into account; b) no bonus component is paid for less than 70% of goal achievement related to each component; c) at 70% of goal achievement for a component, 40% of the bonus component is paid; d) after 70% of goal achievement of a component, an additional 2% of eligible bonus amount is paid for each 1% incremental achievement of the component goals until achievement of 100% of the goal is reached and therefore 100% of the bonus component is earned; and e) after 100% of the goals have been achieved, each incremental percent achieved over the goals set will be matched by an incremental percent of bonus payment, to a maximum of 125% of the target percentage of salary.

     5. Paragraph 8 of the Employment Agreement shall be amended to add a sentence at the end of the Paragraph which shall read as follows:

     "In the event that the Executive delivers a Termination Notice to the Company after May 19, 1999, or in the event that the Company does not renew the Employment Agreement beyond its expiration on June 30, 2000, the Executive shall be entitled to (i) payment of all earned but unpaid Base Salary, Bonus Compensation, and vacation pay through the Effective Date, payable in a lump

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     sum within five (5) days after the Effective Date; (ii)
     payment of an amount equal to the Base Salary the Executive would have earned during the twelve (12) months following the Effective Date, payable in equal installments over such twelve-month period in accordance with the Company's customary payroll practices; (iii) continuation during such twelve-month period of all benefit plans or other arrangements, or their equivalent, referred to in Section 6 of this Agreement."

     6.  Notwithstanding anything to the contrary in the Employment
Agreement, upon a "Change of Control" as defined in the Grubb & Ellis Company Executive Change of Control Plan (the "Plan") dated as of May 10, 1999, the provisions of the Plan shall supersede the provisions of Paragraphs 7 and 8 of the Employment Agreement with respect to the consequences of termination of employment of the Executive, and related obligations of the Company.

     7. Except as modified by this Amendment, all other terms of the Employment Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement as of the day and year first written above. This Amendment may be executed in counterpart, each of which shall constitute an original and both of which together shall be deemed one instrument.


                                                 /s/ Neil Young
                                              --------------------------------
                                                     Neil Young


                                              GRUBB & ELLIS COMPANY


                                              By /s/ Reuben S. Leibowitz
                                                 -----------------------------
                                                     Reuben S. Leibowitz
                                                     Chairman, Compensation
                                                      Committee of the Board


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